EX-2(b)
                           Amendement Agreement

                             AMENDMENT AGREEMENT


            AMENDMENT AGREEMENT (the "Agreement"), dated as of November 16, 1999 by and among ATLANTIS EQUITIES, INC., a New York corporation ("Atlantis"), DYLAN LLC, a Delaware limited liability company ("Dylan"), CDBEAT.COM, INC., a Delaware corporation ("CDBeat"), CAKEWALK LLC, a Delaware limited liability company ("Cakewalk") and 32 RECORDS LLC, a Delaware limited liability company ("32 Records").


                             W I T N E S S E T H:


            WHEREAS, Atlantis is the holder of a stock purchase warrant, dated September 23, 1999 (the "Atlantis Warrant"), issued by CDBeat, pursuant to which Atlantis has the right to purchase (i) eighty (80%) percent of the issued and outstanding voting shares of the common stock, par value $.001 per share (the "CDBeat Stock"), of CDBeat, and (ii) options exercisable for 762,064 shares of CDBeat Stock; and

            WHEREAS,   Cakewalk  has  entered  into  that  certain  contribution
agreement, dated as of October 29, 1999, with CDBeat (the "Contribution Agreement"), pursuant to which Cakewalk has agreed to contribute and assign to CDBeat substantially all of the assets of Cakewalk in exchange for 90% of the CDBeat stock in a transaction intended to qualify under ss. 351 of the Internal Revenue Code of 1986, as amended (the "Code");

            WHEREAS, Dylan, an affiliate of Atlantis, has entered into that certain subscription agreement, dated as of October 29, 1999, with Cakewalk (the "Dylan Subscription Agreement"), pursuant to which Dylan has subscribed for a membership interest in Cakewalk;

            WHEREAS, in lieu of CDBeat directly acquiring the Assets of Cakewalk and assuming substantially all of its Liabilities, CDBeat wishes to have 32 Records, a limited liability company wholly owned by CDBeat, acquire such Assets and assume such Liabilities;

            WHEREAS, Cakewalk and Dylan desire to cancel the Subscription Agreement and terminate their respective rights and obligations thereunder; and

            WHEREAS, Atlantis desires to transfer the portion of the Atlantis Warrant, as amended (as set forth in Section 1, hereto) to Dylan, and Dylan desires to exercise such portion;

            WHEREAS, Atlantis desires to exercise the balance of the Atlantis Warrant, as amended; and

            WHEREAS, Cakewalk, 32 Records, Atlantis and Dylan agree that the acquisition of CDBeat Stock in exchange for the Assets of Cakewalk pursuant to the terms and conditions of the Contribution Agreement, as amended hereby, shall occur simultaneously at the Closing and immediately after such Closing, Cakewalk, Atlantis and Dylan will own in the aggregate approximately 89.20% percent of the CDBeat Stock;

            NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Amendment and Exercise of Atlantis Warrant. Concurrently with the closing of the transactions contemplated by the Contribution Agreement (the "Closing"), the Atlantis Warrant will be amended and split into two warrants, one of which will be assigned to Dylan and will require Dylan to pay to CDBeat $900,000 for 7,037,183 shares of CDBeat Stock issuable upon exercise of such warrant (the "Dylan Stock"), and the other of which will be retained by Atlantis and will require Atlantis to pay to CDBeat $100,000 to acquire 781,909 shares of CDBeat Stock (the "Atlantis Stock") and 762,064 options from CDBeat which shall be exercisable at $2.50 each until December 31, 2000 (the "Options"). At the Closing, CDBeat shall deliver to Dylan certificates representing the Dylan Stock and shall deliver to Atlantis certificates representing the Atlantis Stock.

2. Cancellation of Subscription Agreement. The Subscription Agreement is hereby terminated and shall be of no further force and effect.

3. Modification of Contribution Agreement. The Contribution Agreement is hereby modified as follows:

(a) The text of the second recital shall be deleted and replaced with the following: "Cakewalk desires to contribute and assign to 32 Records LLC, a wholly owned limited liability company of CDBeat ("32 Records"), and 32 Records desires to acquire from Cakewalk, substantially all of the assets and liabilities relating to the Business in exchange for the issuance to Cakewalk of approximately 46% of the issued and outstanding voting shares of the common stock, par value $.001, of CDBeat (the "CDBeat Stock") in a transaction, which in conjunction with the concurrent acquisition of CDBeat Stock by Dylan and Atlantis is, intended to qualify under ss. 351 of the Code, upon and subject to the terms and conditions hereinafter set forth".

(b) The text of the third recital shall be deleted and replaced with the following: "Atlantis Equities, Inc., a Delaware corporation ("Atlantis"), is the holder of a stock purchase warrant, dated September 23, 1999 (the "Atlantis Warrant"), issued by CDBeat.com, Inc., a Delaware corporation ("CDBeat"), pursuant to which Atlantis has the right to purchase (i) eighty (80%) percent of the issued and outstanding voting shares of the common stock, par value $.001 per share (the "CDBeat Stock"), of CDBeat, and (ii) options exercisable for 762,064 shares of CDBeat Stock";

(c) The words "including, without limitation, the moneys received by Cakewalk from Dylan under the Dylan Subscription Agreement" contained in Section 1.1 (a)
(ix) shall be deleted;

(d) The first paragraph of Section 1.1 (a) shall be amended to read: "Subject to
Section 1.1(b) hereof and to the other terms and conditions of this Agreement, at the Closing (as hereinafter defined), Cakewalk will contribute, assign, transfer and convey to 32 Records, free and clear of all Liens (other than

Permitted Liens), and 32 Records shall acquire from Cakewalk, all of the tangible and intangible assets used, held for use or useful in the Business (collectively, the "Assets") including:";

(e)   Section 1.1(a)(ii) is deleted in its entirety;

(f) Section 1.1(b) shall be modified to add the following after the words "including, without limitation": "all of the capital stock of Cakewalk Productions, Inc. and Cakewalk Productions II, Inc., each of which is in the process of being dissolved";

(g) The first paragraph of Section 1.2 (a) shall be amended to read: "At the Closing, 32 Records shall assume all liabilities and obligations (including contingent liabilities and obligations) of Cakewalk pertaining to or arising out of the ownership of the Assets and the operation of the Business, whether incurred or existing on or prior to the Closing Date or arising thereafter, including, but not limited to:";

(h)   Section 1.2 (a)(vii) is deleted in its entirety;

(i) The text of Section 1.2 (b) shall be deleted in its entirety and replaced with the following: "Notwithstanding the provisions of Section 1.2(a), except as set forth in (vii), above, 32 Records shall not assume, and Cakewalk shall retain, any income Tax Liability of Cakewalk, nor shall 32 Records assume or guaranty any liability or obligation of Cakewalk BRE LLC.";

(j) The text of Section 1.3 shall be deleted in its entirety and replaced with the following: "In consideration for the contribution, assignment, transfer and conveyance by Cakewalk to 32 Records of the Assets, at the Closing, CDBeat shall issue to Cakewalk 8,307,785 shares of CDBeat Stock, being such number of shares of CDBeat Stock as shall equal, after giving effect to such issuance, the conversion of CDBeat's outstanding shares of Preferred Stock and the cancellation of certain other shares all as hereinafter described, approximately 46% of the issued and outstanding common stock of CDBeat.";

(k) Section 3.3 shall be modified to add the following: "32 Records is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.";

(l) The second and third sentences of Section 3.5 shall be deleted in their entirety and replaced with the following: "As of the date hereof, the issued and outstanding capital stock of CDBeat consists of (A) 4,504,197 shares of Common Stock, and (B) 50,000 shares of "Series C" Preferred Stock. There are currently no shares of "Series A" Preferred Stock or "Series B" Preferred Stock issued and outstanding.";

(m) The text of Section 5.1(c) is deleted in its entirety and shall be replaced with the following: "Exercise of Atlantis Warrant. Concurrently with the Closing, in connection with the exercise by Dylan of a portion of the Atlantis Warrant, Dylan shall have paid $900,000 to CDBeat and shall have received

7,037,183 shares of CDBeat Stock, and in connection with the exercise by Atlantis of a portion of the Atlantis Warrant, Atlantis shall have paid $100,000 and received 781,909 shares of CDBeat Stock and 762,064 options from CDBeat exercisable at $2.50 each until December 31, 2000.";

(n) Section 5.3 (d) (v) is deleted in its entirety and shall be replaced with the following: "Such instruments of conveyance as may be needed to convey the Assets from Cakewalk to 32 Records"; and

(o) The reference to the definition of the "Dylan Subscription Agreement" contained in Section 8.1 (b) shall be deleted in its entirety.

4. Post-Closing Capitalization of CDBeat. The parties agree that after giving effect to the transactions contemplated by the Amendment Agreement as amended hereby, CDBeat's outstanding shares of Common Stock, options and warrants shall be held as reflected on Schedule A hereto with such schedule also reflecting the shares of Common Stock currently planned to be reserved for senior management of CDBeat.

5. Confirmation of Engagement. Concurrently with the Closing, CDBeat shall assume all obligations of Cakewalk pursuant to the Engagement Letter dated as of October 29, 1999 between Atlantis and Cakewalk.

6. Reaffirmation. Except as expressly modified herein, all other terms and conditions contained in the Contribution Agreement are the same and shall remain in full force and effect. Any capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Contribution Agreement.

7. Expenses. Cakewalk agrees to bear and pay for all of its own and Dylan's and Atlantis's expenses in connection with the preparation, execution and delivery of this Agreement and the Contemplated Transactions including the expenses incurred by Atlantis and Dylan in connection with obtaining and amending the Atlantis Warrant and preparing the related reports on Schedule 13D, Securities and Exchange Commission Forms 3 and 4 and any amendments thereto.

8.    Miscellaneous

(a) Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b) Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its diligent efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law, to effectuate the purpose of this Agreement.

(c) Notices. (i) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand, telecopied, or mailed, certified or registered, return receipt requested, postage prepaid as follows:

                         if to Atlantis or to Dylan, to:

                        Atlantis Equities, Inc.
                        750 Lexington Avenue, 23rd Floor
                        New York, NY 10022
                        Telecopier: (212) 750-6667
                        Attention: Nancy Ellin, President

                        with a copy to:

                        Squadron Ellenoff Plesent & Sheinfeld
                        551 Fifth Avenue
                        New York, NY 10176
                        Telecopier: (212) 697-6686
                        Attention: Kenneth R. Koch, Esq.


                        If to CDBeat or 32 Records, one copy to:

                        CDBeat.com, Inc.
                        Bedford Towers
                        444 Bedford Street, Suite 8S
                        Stamford, Connecticut
                        Telecopier:  (203) 602-9995
                        Attn: Joel Arberman, President


                        with a copy to:

                        Squadron Ellenoff Plesent & Sheinfeld
                        551 Fifth Avenue
                        New York, NY 10176
                        Telecopier: (212) 697-6686
                        Attention: Kenneth R. Koch, Esq.

                        if to Cakewalk, to:

                        Cakewalk LLC
                        250 West 57th Street, Suite 620
                        New York, New York  10107
                        Attention: Robert Miller, President
                        Telecopier: (212) 265-1667
                        with a copy to:

                        Baer Marks & Upham LLP
                        805 Third Avenue
                        New York, New York 10022-7513
                        Telecopier: (212) 702-5941
                        Attention: Ivan W. Dreyer, Esq.

(ii) Each notice or other communication shall be deemed given (A) on the date of delivery if delivered by messenger, overnight courier or other similar personal delivery; (B) on the date of transmission, if transmitted by telecopier; or (C) three days after the date of deposit in the mails, if mailed by certified or registered mail, return receipt requested.

(iii) Any party, by notice given in accordance with this Section to the other parties, may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein express or implied is intended or shall be construed to confer upon or give anyone other than the parties hereto and their respective successors and permitted assigns any rights or benefits under of by reason of this Agreement.

(f) Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.






[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date set forth above.


                                  CAKEWALK LLC


                                    By:
                                       Name: Robert Miller
                                       Title:   President


                                    ATLANTIS EQUITIES, INC


                                    By:
                                       Name: Nancy Ellin
                                       Title:   President



                                    DYLAN LLC


                                    By:
                                       Name: Nancy Ellin
                                       Title:   President


                                CDBEAT.COM, INC.


                                    By:
                                       Name:   Joel Arberman
                                       Title:     President

                                 32 RECORDS LLC

                                    By: CDBeat.com, Inc.

                                    By:______________
                                      Name:
                                     Title:

559897.9
                                CDBEAT.COM, INC.


                              SHARES
                          OUTSTANDING AS
          NAME              OF CLOSING       WARRANTS      OPTIONS          TOTAL


CdBeat (including          1,954,773          ------       190,516        2,145,289
Arberman, Eggers &
public)
Dylan/Atlantis             7,819,092         -------       762,064        8,581,156
Cakewalk
   Lazard Group            3,751,358         -------       -------        3,751,358
   Bank Boston             2,134,499         -------       -------        2,134,499
   R. Miller               1,554,731         -------     1,955,750        3,510,481
   J. Dorn                   612,332         -------       -------          612,332
   Signet/MCG                254,865         -------       -------          254,865
                           8,307,785
EFI                      -----------        1,466,080      -------        1,466,080
Cliff Berger             -----------        ----------     293,215          293,215
   Total                  18,081,650        1,466,080    3,201,545       22,749,275
